Exhibit 35.1
  ALLY BANK
200 West Civic Center Drive
Sandy, Utah 84070

As of December 31, 2019

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Ronaldo Reyes	Attn: Robert Castle / Kristine Gullo
1761 East St. Andrew Place	301 Bellevue Parkway, 3rd Floor
Santa Ana, CA 92705	Wilmington, DE 19809

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Ally Auto Assets LLC
Attn: Darnella Tinnel-Crawford	Ally Bank
2 North LaSalle Street, Suite 700	Attn: Martha Tate
Chicago, IL 60602	200 West Civic Center Drive
Sandy, UT 84070

Re:	Ally Auto Receivables Trust 2018-2
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of April 30, 2018 between Ally Bank, Ally Auto Assets LLC, and Ally Auto Receivables Trust 2018-2.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of January 1, 2019 through December 31, 2019, and of its performance under the Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller & Chief Accounting Officer